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                                                                Exhibit 10.1


                                 AMENDMENT 2011-1
                     NORDSTROM LEADERSHIP SEPARATION PLAN

The Nordstrom Leadership Separation Plan, as restated Effective March 1, 2005 ("Plan"), is amended to address payment and recoupment of relocation benefits and subsequent employment of a Plan participant by an affiliate of Nordstrom, Inc.

1. Article IV Plan Benefits is amended by adding a new section A.7. Deduction of Amounts Due Company, as follows, to authorize collection of Participant indebtedness from cash benefits payable under the Plan:

      7. Deduction of Amounts Due Company. Effective for each Eligible Leadership Employee who becomes a Participant (under Section III.A.1) on or after September 1, 2011, the Participant's Cash Severance Benefit shall be reduced, dollar for dollar, by any indebtedness of the Participant to the Company or to an Affiliate, where the indebtedness was incurred in the course of or arising out of the employment relationship between the Participant and the Company or the Affiliate. Examples of indebtedness include, but are not limited to: (1) any relocation benefits received by the Participant that are subject to repayment under the terms of the Company's or Affiliate's Relocation Policy and/or the Relocation Reimbursement Agreement between the Participant and the Company or an Affiliate, and (2) any arrears balance under the Company's or Affiliate's employee benefits plans. By electing to participate in this Plan, the Participant hereby agrees to the reduction, and authorizes the Company (or an Affiliate, if applicable) to reduce the Cash Severance Benefit by these amounts.

2. Article IV Plan Benefits is amended by replacing Section D. Relocation Benefits with the following to limit the circumstances when a Participant would be eligible for Relocation Benefits under this Plan:

      D. Relocation Benefits. If a Participant entitled to Cash Separation Benefits under this Plan (1) previously was provided relocation benefits under the Company's or an Affiliate's Relocation Policy in connection with the Participant's employment with the Company or the Affiliate, and (2) decides to relocate his or her principal residence to a location that is more than fifty
(50) miles from his or her residence at the time of termination of employment covered by this Plan, the Company will directly pay all or a portion of the actual cost to move the personal property of the Participant's household (in accordance with the rules and procedures established in the Company's or Affiliate's Relocation Policy applicable to the Participant) to the extent that all of the following conditions are satisfied:

            (a) the termination of employment occurs within twelve (12) months after the Participant begins work in the position for which he or she received benefits under the Relocation Policy;

            (b)    the Participant relocates to the new location within twelve
(12) months after termination of employment;

            (c) the relocation benefit payable under this Plan does not exceed the cost of moving the Participant's personal property during the original relocation;

            (d) on or after September 1, 2011, the Participant's termination of employment is due to elimination of the Participant's position or a reduction in force (as determined by the Company's senior officer with responsibility for Human Resources, in his or her sole and absolute discretion); and

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            (e)    the Participant's relocation expenses are incurred within
twelve (12) months following commencement of participation in this Plan.

3. Article IV Plan Benefits is amended by replacing Section F. Subsequent Reemployment with the following, to clarify that the obligation to repay duplicative benefits applies upon employment with the Company or an Affiliate during the Severance Period:

      F.    Subsequent Reemployment.

            1. Reemployment During Severance Period. If an employee satisfies all of the conditions for eligibility and participation set forth in Sections II and III, except that he or she accepts an offer of employment with the Company or an Affiliate prior to the end of the period for which he or she has received or will receive Cash Severance Benefits under the Plan (the "Severance Period"), then the employee will be considered a Participant under the Plan only to the extent of the employee's period of actual separation from service (and not for any period of subsequent employment with the Company or an Affiliate).

            2. Repayment of Duplicative Benefits. A reemployed Participant will be required to repay to the Company the prorated portion of any Cash Severance Benefits received for the duration of their Severance Period during which they are actively at work for the Company or an Affiliate. To eliminate the possibility of duplicative payments, an employee's agreement to repay such amounts (if any) may be obtained, with the employee's total repayment to be concluded prior to reemployment, or within a reasonable time after his or her reemployment as approved by Nordstrom Leadership Benefits Department.

            3. Reemployment After Severance Period. Participants who are subsequently reemployed by the Company or by an Affiliate after the Severance Period (defined in paragraph F.1.) will not be required to repay any Cash Severance Benefits.

Approved pursuant to proper authority this 24th day of August, 2011.


                                            NORDSTROM, INC.

                                            By: /s/ Delena Sunday
                                               ----------------------------
                                               Delena Sunday

                                            Title: Executive Vice President
                                                   Human Resources and
                                                   Diversity Affairs